Exhibit 10.18

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

LEASE AGREEMENT

PARTIES:  THIS LEASE (“Lease”), made and entered into as of the 8th day of June, 2007 (“Effective Date”), by and between INTERNATIONAL-MATEX TANK TERMINALS, a Delaware general partnership, with offices located 321 St. Charles Avenue, New Orleans, Louisiana, appearing herein through Richard D. Courtney, its Chief Operating Officer, duly authorized (hereinafter “LESSOR”) and REG DESTREHAN, LLC, an Iowa limited liability company, with offices located at 406 1st Street, Ralston, IA  51459, appearing herein through Nile Ramsbottom, President of Renewable Energy Group, Inc., the sole member of REG Destrehan, LLC,  duly authorized (hereinafter “LESSEE”).

WITNESSETH:

For and in consideration of the mutual covenants and agreements contained herein, the Parties hereby enter into this contract of Lease subject to the terms and conditions as follows:

1.             LEASED PREMISES.

1.1           Upon and subject to the terms, conditions, covenants and provisions of this Lease, LESSOR does by these presents lease, let and demise to LESSEE and LESSEE takes, hires and leases from LESSOR, the property described in Schedule “1.1” hereto.

AND EXPRESSLY SUBJECT TO:

(i)            All easements, servitudes, rights, title and interests of any person, other than the parties to this Lease or anyone claiming by, through or under them, in and to any property located within or upon the property described in Schedule “1.1”;

(ii)           All matters shown on the survey;

(iii)          All matters that are apparent by visible inspection or otherwise known or disclosed to LESSEE as an encumbrance to this Lease;

(iv)          Present and future zoning laws, ordinances, resolutions and orders of all boards, bureaus, commissions and bodies of any municipal, parish, state or federal sovereigns now or hereafter having or acquiring jurisdiction over the Leased Premises and the use and improvement thereof;

(v)           Condition and state of repair of the Leased Premises as the same may be on the Effective Date; and

(vi)          All drainage, surface and sub-surface conditions, whether visible or invisible, foreseen or unforeseen.

(Collectively, referred to as the “Leased Premises”).

1.2           In addition to the Leased Premises and for as long as this Lease is in existence, LESSOR shall provide to LESSEE a non exclusive right of way over LESSOR’S adjacent property for the purpose of ingress and egress to and from the Leased Premises all as more fully shown on Schedule 1.1. LESSOR retains the right to relocate LESSEE’S right of way provided LESSOR bears the cost of any relocation and the new right of way location does not have a material adverse effect upon the accessibility or operation of the Facility. LESSEE shall have the right to construct an entrance to the east side of the Leased Premises to connect with the road called Viola Street, provided, however, such entrance shall be constructed so as not to interfere with the drainage along the west side of Viola Street.

1.3           LESSOR shall also provide to LESSEE non-exclusive rights of way over LESSOR’S adjacent property for the purpose of enabling LESSEE to access necessary third party utility services all as more fully shown on Schedule 1.3. If there are any existing conditions which prevent or make the construction and installation of such utility connections at the locations shown on

Schedule 1.3 impractical or not feasible LESSOR will provide an alternate route or routes for such utility connections at LESSEE’s cost. LESSEE shall comply with all laws, ordinances and applicable codes in constructing such utility connections. After the construction of such utility connections has been completed, LESSEE may arrange, at its cost, for a survey of the agreed upon location of such rights of way to be prepared and, upon the request of LESSEE, LESSOR and LESSEE shall execute an amendment to this Lease and any memorandum of lease for recordation purposes. LESSOR retains the right to relocate LESSEE’S right of way for such utility connections provided LESSOR bears the cost of any relocation and the new right of way location does not have a material adverse effect upon the accessibility or operation of the Facility.

1.4           LESSOR shall provide to LESSEE the exclusive right to use the area of land that adjoins the north side of the Leased Premises which is depicted on attached Schedule 1.4 as the laydown area for a construction storage and staging site for a period of three (3) months following the Effective Date (“Laydown Area”). After the expiration of such 3 month period, LESSOR shall provide to LESSEE an alternate laydown area or areas (to be located near the Leased Premises on the west side of Slack Street) as a construction storage and staging site for a period up to and including commencement of Commercial Operations. LESSEE agrees that upon the expiration of its right to use the Laydown Area and any alternate laydown area it will surrender and deliver possession thereof to LESSOR in the same condition that it was in immediately prior to LESSEE’S use.

1.5           LESSOR shall provide to LESSEE the right to drain surface water from the Leased Premises into a drainage ditch that adjoins the east side of the Leased Premises. LESSOR shall also provide to LESSEE the right to construct and extend a drainage ditch to be located along the west side of the Leased Premises onto and under the two areas retained by LESSOR where its pipeline expansion loops are located.

2.             TERM.

2.1           Term. The term of this Lease is thirty (30) years commencing on the Effective Date and expiring on the 30th anniversary thereof, inclusive as to both (the “Term”).

2.2           Renewal Option. LESSOR further grants to LESSEE the option to renew this Lease for six (6) additional successive terms of ten (10) years and one final renewal term of nine (9) years, (each hereafter referred to as a “Renewal Term”) each to run consecutively following the expiration of the Term, upon the same covenants and conditions as are contained in this Lease. LESSEE shall inform LESSOR in writing of its intent to exercise its option to renew this Lease or a Renewal Term at least one hundred eighty (180) days prior to the expiration of the Term or the then current Renewal Term. The option to renew the Term of this Lease or any Renewal Term shall not be exercisable by LESSEE if LESSEE is in default of this Lease.

3.             RENTAL.

3.1           Rent. Beginning with the Effective Date of this Lease and throughout the Term and any Renewal Term, LESSEE shall pay to LESSOR, without deduction, set off, prior notice, or demand, at such place or places as LESSOR may designate in writing from time to time, an annual rental of Two Thousand and No/100 ($2,000.00) DOLLARS per acre of Leased Premises, subject to adjustment provided in Section 3.2 hereof, (“Rent”) payable in advance no later than January 1 of each year during the existence of this Lease with the first annual payment payable on the Effective Date prorated as of the Effective Date.

3.2           Rent Adjustment. Commencing January 1, 2009 and annually thereafter throughout the Term and any Renewal Term, Rent shall be adjusted annually and is to be effective January 1 of each calendar year (the

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“Adjustment Date”). The Rent shall be adjusted pursuant to the “Adjustment Factor” which shall be defined as the percentage increase, or decrease if any, in the Consumer Price Index, CPI-U, U.S. City Average, all items published by the Bureau of Labor Statistics of the United States Department of Labor for the month of November, or any successor Index (herein “CPI”) between the commencement and end of the immediately preceding calendar year provided, however, the Rent shall not be adjusted to an amount less than the amount of Rent at the commencement of this Lease. The Adjustment Factor shall be applied retroactively to the Adjustment Date in the event the CPI is not available on the Adjustment Date. On the Adjustment Date, the adjusted rent shall be the then current Rent multiplied by one (1) plus the Adjustment Factor.

3.3           Additional Rent.

3.3.1        In addition to Rent, commencing eighteen (18) months after the Effective Date, or, upon commencement of Commercial Operations (as defined in Section 4.2 hereafter) whichever occurs earliest, LESSEE shall pay to LESSOR, throughout the remaining Term of this Lease and any Renewal Term as additional rent, either, an amount equal to $*** per gallon on all biofuels or other commercial bulk liquid products except for glycerin (which is addressed in Section 3.3.6 hereafter) (“Products”) produced by LESSEE within the Leased Premises in quantities up to 60 million gallons per year and $*** per gallon on all Products in quantities in excess of 60 million gallons per year (“Additional Rent”), or, the amount of $*** per quarter regardless of any production of Products (“Minimum Additional Rent’), whichever amount is greater.

3.3.2        The Additional Rent or Minimum Additional Rent due by LESSEE to LESSOR shall be calculated and paid on a quarterly basis. At the end of each quarter, LESSEE shall within ten (10) days calculate the amount of Additional Rent or Minimum Additional Rent due to LESSOR and remit payment thereof to LESSOR. Additional Rent,

*** Confidential material redacted and filed separately with the Commission.

Minimum Additional Rent and rent for glycerin under Section 3.3.6 shall be subject to the Rent Adjustment provisions of Section 3.2; provided, however, the Minimum Additional Rent shall not  be adjusted to an amount less than $*** per quarter.

3.3.3        With reasonable notice, the LESSOR shall have the right to inspect during normal working hours and audit the books of LESSEE to verify the data utilized in calculating the Additional Rent or Minimum Additional Rent or any other rent payable in connection with bulk solids or glycerin as provided in Sections 3.3.4, 3.3.5 or 3.3.6 herein below.

3.3.4        LESSEE may or may not produce commercially saleable bulk solids from its refining processes. However, should LESSEE produce any commercially saleable non-by-product and/or non-waste product bulk solids on the Leased Premises then there shall be additional rent applicable thereto. In such case, LESSOR and LESSEE shall negotiate in good faith to mutually agree upon an acceptable additional rent that will be applicable to all such bulk solids and this Lease shall be amended to include such additional rent. In the event LESSOR and LESSEE cannot reach agreement on an acceptable additional rent, then LESSEE shall not be permitted to manufacture and/or produce such bulk solid(s) on the Leased Premises.

3.3.5        Additional commodities other than bulk liquids and bulk solids, such as steam and power, may be generated and/or produced by LESSEE on the Leased Premises. To the extent such commodities are produced for commercial sale and/or distribution, then there shall be additional rent applicable thereto. In such case, LESSOR and LESSEE shall negotiate in good faith to mutually agree upon an acceptable additional rent fee that will be applicable to all such additional commodities, and this Lease shall be amended to include such additional rent.

*** Confidential material redacted and filed separately with the Commission.

3.3.6        LESSEE shall pay to LESSOR additional rent on all commercially saleable glycerin produced by the Facility equal to that amount per gallon determined by multiplying $*** times a fraction, the numerator of which shall be the then current market price per pound of glycerin and the denominator of which shall be the then current market price per pound of biodiesel.

3.4           Other Charges. LESSEE shall pay and discharge, all charges or amounts other than Rent, Additional Rent or Minimum Additional Rent that shall become due and payable hereunder, including, without limitation, the reasonable expenses incurred by LESSOR in the enforcement of any of LESSEE’S agreements, covenants, and obligations under this Lease and reasonable legal fees and/or post-judgment collection fees that may accrue in connection therewith, all of which shall be payable as hereinafter provided. Upon termination, the provisions of Section 17.2 of this Lease shall be applicable.

3.5           Net Lease. This Lease shall be deemed and construed to be a net lease such that all utilities, maintenance, (including maintenance of the Infrastructure Assets as hereinafter defined in Section 4.4) insurance and other costs, Taxes (as hereinafter defined in Section 13), expenses, obligations and impositions of every kind and nature whatsoever related to the Leased Premises or the Facility which may arise or become due during or out of the Term or any Renewal Term of this Lease shall be paid by LESSEE, except as herein expressly provided to the contrary.

4.             PURPOSE & USE.

4.1           The Leased Premises shall be used and occupied by LESSEE solely for the purpose of developing, constructing and operating a biofuels production facility with supporting infrastructure, including power and steam plants, cooling towers, pipelines, research laboratories, water and waste water treatment facilities, and other activities normally associated with a biofuels production facility, except grain handling or crushing facilities (the “Facility”). Notwithstanding anything herein to the contrary, LESSEE shall be prohibited from constructing on or within the Leased Premises bulk liquid storage tanks except for certain storage tanks limited in capacity, the specifications of which tanks are more fully set forth in Schedule 4.1 hereto.

4.2           Facility Construction / Operation. Upon the Effective Date, LESSEE shall proceed to permit, design and construct the Facility with due diligence. For the purposes of this Lease, Commercial Operations shall mean the first day that commercially saleable biodiesel is transferred to LESSOR’s tanks (“Commercial Operations”). Commercial Operations of the Facility shall commence within eighteen (18) months of the Effective Date, provided, however, if the Infrastructure Improvements to be constructed by LESSOR under section 4.4 are not completed within 18 months of the Effective Date then the date when Commercial Operations must commence under this Section 4.2 shall be postponed by the same amount of time by which the time of completion of the infrastructure improvements exceeds 18 months and such postponement shall be LESSEE’S sole remedy.

4.3           Terminal Services Agreement. Concurrent with the Effective Date, LESSOR and LESSEE shall enter into the Terminal Services Agreement, a copy of which is attached hereto in Schedule 4.3, wherein LESSOR will provide certain terminalling services to LESSEE.

4.4           Infrastructure Improvements. LESSEE acknowledges that it will be necessary to modify, construct and install certain exclusive and non-exclusive improvements and fixtures within LESSOR’S bulk liquid storage facility adjacent to the Leased Premises to enable LESSOR to perform its obligations in the Terminal Services Agreement. Schedule 4.4 attached hereto contains a description of anticipated modifications to existing LESSOR assets, construction of improvements and installation of

*** Confidential material redacted and filed separately with the Commission.

equipment (herein defined collectively as the “Infrastructure Improvements”). LESSEE shall bear the cost of Infrastructure Improvements up to and including the sum of  *** ($***) Dollars and LESSOR shall bear the cost in excess of that amount. Infrastructure Improvements consisting of new construction  and new equipment shall be owned by LESSEE for the duration of this Lease. Only those improvements and equipment identified in Schedule 4.4 as exclusive to LESSEE shall be dedicated to LESEE’S sole use, all other such improvements and equipment shall be non-exclusive and available to LESSOR for use in LESSOR’S bulk liquid storage operations. LESSOR shall maintain the Infrastructure Improvements. LESSEE shall be responsible to reimburse LESSOR for all expenses incurred by LESSOR in maintaining those improvements and equipment exclusively for the use of LESSEE. LESSOR shall have no obligation to construct or otherwise provide infrastructure or other services to the Leased Premises or the Facility except as expressly provided in Schedule 4.4 or the Terminal Services Agreement. At termination of this Lease, any Infrastructure Improvements owned by LESSEE shall become the property of LESSOR.

4.5           Construction of Infrastructure Improvements. LESSOR shall, as of the Effective Date, design, construct and fit out the Infrastructure Improvements in compliance with applicable codes and reflecting good industrial standards. LESSOR estimates it will complete such construction within 12 months of the Effective Date, and all charges for the cost thereof submitted to LESSEE shall be at LESSOR’s cost (without markup or surcharge). In connection therewith, LESSOR will provide to LESSEE the following:

4.5.1        A schedule showing the work to be performed and an estimated completion timeline.

4.5.2        A payment schedule showing estimated payments for work performed by LESSOR.

4.5.3        Copies of agreements with third party contractors for the design, construction and installation of the Infrastructure Improvements, including any payment schedules and invoices.

4.5.4        Copies of purchase orders and/or invoices for equipment and materials.

4.6           Payment of Infrastructure Improvements. LESSEE shall pay to LESSOR, the costs associated with the Infrastructure Improvements up to the amount set forth in Section 4.4 hereof as follows:

4.6.1        LESSOR shall, prior to a scheduled payment date pursuant to a third party agreement, or upon receipt of an invoice or other payment request, notify LESSEE of such payment date or furnish LESSEE with a copy of any invoice or payment request, by facsimile or electronic mail, to LESSEE’S designated representative. Within five (5) days from the date of LESSOR’S facsimile or electronic transmission, LESSEE shall pay to LESSOR, in accordance with payment instructions furnished to LESSEE by LESSOR, the full amount due under the payment schedule, invoice or payment request.

4.6.2        LESSOR, in its sole discretion, shall review, approve and make all payments to third parties. In the event LESSEE objects to any payment due under any payment schedule, invoice or payment request, LESSEE shall make full payment to LESSOR as provided in Section 4.6.1 above and shall provide LESSOR with written objections at the time such payment is made to LESSOR. LESSOR shall review LESSEE’S objections, but shall have complete discretion and full authority to resolve such dispute as LESSOR deems appropriate, including full payment to any third party.

4.6.3        LESSOR shall invoice LESSEE for certain services performed by LESSOR in connection with the Infrastructure Improvements,

including engineering, project supervision and similar services on a monthly basis.

4.6.4        In the event LESSEE fails to make a payment to LESSOR as required in this Section 4.6, then LESSOR, in its discretion, may stop all work in connection with the Infrastructure Improvements and in LESSOR’S discretion, place LESSEE in default of this Lease and the provisions of Section 17 herein shall apply.

5.             PERMITS. LESSEE shall secure in connection with the Facility any and all licenses, permits and other authorizations necessary for the use and operation of the Leased Premises for the purposes of this Lease (“Permits”). All Permits secured by LESSEE shall be maintained by LESSEE.

5.1.1

6.             COMPLIANCE WITH LAWS AND REGULATIONS.

6.1           LESSEE shall, at its cost, comply, in all material respects, with all Laws applicable to LESSEE, the Leased Premises, the Facility and LESSEE’s use and occupancy and operation of the Leased Premises and the Facility, including without limitation, zoning, building and land use Laws and the Americans with Disabilities Act.

6.2           LESSEE, its agents, representatives, employees, subcontractors, invitees, licensees, permitees or Affiliates shall, at all times, while on the Leased Premises and on any rights of way and on LESSOR’s other land, comply with LESSOR’s written facility access and security guidelines applicable to LESSOR’s adjacent bulk liquid storage terminal as may be reasonably amended from time to time (“Facility Access and Security Guidelines”)  The current Facility Access and Security Guidelines are attached hereto on Schedule 6.2.

6.3           LESSOR shall comply, in all material respects, with all Laws applicable to LESSOR’s adjacent land and facilities (the “LESSOR Premises”), the violation of which would have a material adverse effect on the accessibility or operation of the Facility.

7.             ACCEPTANCE OF PREMISES CONDITION & SUITABILITY. LESSEE HAS INSPECTED THE LEASED PREMISES AND, SUBJECT TO THE PERFORMANCE OF LESSOR’S COVENANTS AND OBLIGATIONS UNDER THIS LEASE, ACCEPTS THE LEASED PREMISES IN ITS “AS-IS, WHERE-IS,” CONDITION WITH ALL FAULTS, AS EXISITING AT THE BEGINNING OF THE TERM OF THIS LEASE, ACKNOWLEDGES THAT THE LEASED PREMISES ARE IN A GOOD AND SATISFACTORY CONDITION, AND HEREBY EXPRESSLY WAIVES ALL REPRESENTATIONS AND WARRANTIES (EXCEPT AS OTHERWISE PROVIDED IN ARTICLES 14 AND 18 INSOFAR AS THE SAME ARE NOT INCONSISTENT WITH THIS PROVISION) ON THE PART OF LESSOR, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES THAT THE LEASED PREMISES ARE FREE FROM DEFECTS OR DEFICIENCIES, WHETHER HIDDEN OR APPARENT, AND ALL WARRANTIES UNDER LA. CIV. CODE ARTS. 2696 AND 2697 OR ANY OTHER PROVISION OF LOUISIANA LAW. LESSOR WILL HAVE NO OBLIGATION TO MAKE ANY REPAIRS, ALTERATIONS, IMPROVEMENTS OR CHANGES TO THE LEASED PREMISES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE. WITHOUT LIMITATION OF THE FOREGOING, IN ACCORDANCE WITH LA. R.S. 9:3221, LESSEE HEREBY ASSUMES RESPONSIBILITY FOR THE CONDITION OF THE LEASED PREMISES AND AGREES THAT LESSOR SHALL NOT BE LIABLE FOR INJURY CAUSED BY ANY DEFECT THEREIN TO THE LESSEE OR ANYONE ON THE LEASED PREMISES WHO DERIVES HIS RIGHT TO BE THEREON FROM THE LESSEE UNLESS THE REPAIR OF THE DEFECT WAS LESSOR’S RESPONSIBILITY UNDER THE TERMS OF THIS LEASE AND LESSOR KNEW OR SHOULD HAVE KNOWN OF THE DEFECT OR HAD RECEIVED

NOTICE THEREOF AND FAILED TO REMEDY IT WITHIN A REASONABLE TIME.

8.             UTILITIES AND SERVICES.

8.1           Utilities. Except as otherwise expressly provided in this Lease to the contrary, all utility charges on the Leased Premises shall be procured and paid by LESSEE including cost of electricity, water, gas, nitrogen, steam, etc., as well as any deposits in connection therewith.

8.2           No Services. Except for certain access to LESSOR’S firewater system and wastewater discharge line which are covered under separate agreements containing separate terms and conditions, LESSEE assumes the sole responsibility for the condition, operation, maintenance, repair, replacement and management of the Leased Premises and all improvements, facilities or appurtenances now or hereafter erected, installed or constructed in, on, or under the Leased Premises and except as may be set forth in this Lease or the Terminal Services Agreement LESSOR shall not be required to furnish any facilities or services, or make any repairs, replacements or alterations, of any kind or character, whatsoever.

9.             IMPROVEMENTS, MAINTENANCE AND REPAIR.

9.1           LESSEE’S Facility.  In accordance with the purpose set forth in Section 4 hereto, the improvements constructed by LESSEE on and within the Leased Premises shall consist of the Facility. Construction of the Facility shall be done at LESSEE’s sole expense. LESSEE undertakes that no lien, privilege, or claim of any kind shall rest against the Leased Premises, to the extent that such would have an adverse impact on LESSOR. LESSEE shall, at all times during the Term of this Lease, keep and maintain, or cause to be kept and maintained, the Facility, and all other betterments made by LESSEE, including any required structural repairs or replacements, in a condition consistent with prudent industry practices.

LESSEE shall use all reasonable precautions to prevent waste, damage or injury to the Leased Premises, including the Facility.

9.2           Title.  Title to LESSEE’s improvements consisting of the Facility and any alterations, changes, or additions thereto, shall remain solely the property of LESSEE during the term of the Lease. Both parties agree to execute and record a “Declaration of Separate Ownership” to preserve LESSEE’s separate ownership.

9.3           Condition.  LESSEE assumes full responsibility for the condition of the Leased Premises and shall at all times keep and maintain the Leased Premises, including, without limitation, the Facility, all equipment, fixtures, facilities and systems appurtenant thereto, in good operating condition and repair.

9.4           Liens.  LESSEE shall pay when due all lawful claims for labor or materials furnished to or for LESSEE at or for use on the Leased Premises, including the Facility. If, because of any act or omission of LESSEE, any mechanic’s lien or other lien for the payment of money shall be filed against LESSOR or LESSOR’S ownership in the Leased Premises, LESSEE shall, at its own cost and expense, cause the same to be discharged of record or bonded (in accordance with any Applicable Laws) within thirty (30) days after LESSOR shall have given LESSEE notice of the filing thereof, or if LESSEE shall fail to do so within such time, LESSOR may do so at LESSEE’ cost and expense. To the extent permitted by law, LESSEE shall defend, indemnify and save harmless LESSOR from and against all costs, liabilities, suits, penalties, claims and demands, including reasonable attorneys’ fees, resulting therefrom.

10.          INDEMNITY.

10.1         To the fullest extent permitted by Law and except as specified elsewhere in this Lease:

10.1.1      Except with respect to claims for the negligence or willful misconduct of LESSOR or of LESSOR’s agents, representatives or employees, LESSEE shall, and it does hereby agree to be responsible for, and LESSEE shall at its sole cost and expense, release, indemnify, defend and hold harmless LESSOR, LESSOR’S past, present and future officers, directors, shareholders, principals, parents, subsidiaries, Affiliates (their respective officers, directors, shareholders, partners, members, principals, parents, and subsidiaries), representatives, predecessors, successors, employees, agents, attorneys or assigns, and any and all persons acting under LESSOR’S direction or control or on its behalf (collectively all of the foregoing shall be LESSOR’S Indemnified Parties), from and against any and all loss, damage, exemplary damage, penalty, claim, suit, liability, judgment, cost, expense (including court fees, attorney’s fees and other professional fees), administrative proceedings or orders, of any nature whatsoever arising from (i) any use, occupancy, construction, repairs or other work or activity done in, on, under or about the Leased Premises during the Term or any Renewal Term by LESSEE, its employees, invitees or any person within the Leased Premises by virtue of LESSEE’S use or occupancy of the Leased Premises; (ii) any condition of the Leased Premises (except any condition existing prior to the Effective Date), or anything thereon or therein during the Term, or any Renewal Term or from any occurrence whatever in, on or about the Leased Premises during the Term or any Renewal Term caused by LESSEE, its employees, invitees or any person within the Leased Premises by virtue of LESSEE’S use or occupancy of the Leased Premises; (iii) breach of any provision of this Lease by LESSEE; (iv) any act, omission, carelessness, negligence or misconduct of LESSEE or any Person within LESSEE’s control; such indemnity to include all of LESSOR’S (and other LESSOR’s Indemnified Parties’) reasonable costs, expenses and counsel fees and disbursements in connection with any such claim. The provisions of this Section 10.1.1 shall survive the expiration or earlier termination of this Lease. This Section 10.1.1 shall not apply to actions, claims or damages (i) directly arising from or related to Hazardous Substances which shall be exclusively addressed within Article 18.

10.1.2      Subject to the limitations of LESSOR’s liability set forth in Section 10.1.1, LESSOR shall, and does hereby agree to be responsible for, and LESSOR shall at its sole cost and expense, release, indemnify, defend and hold harmless LESSEE, LESSEE’S past, present and future officers, directors, shareholders, principals, parents, subsidiaries, Affiliates (their respective officers, directors, shareholders, partners, members, principals, parents, and subsidiaries), representatives, predecessors, successors, employees, agents, attorneys or assigns, and any and all persons acting under LESSEE’S direction or control or on its behalf (collectively, all of the foregoing shall be LESSEE’S Indemnified Parties), from and against any and all loss, damage, exemplary damage, penalty, claim, suit, liability, judgment, and expense (including court costs, attorney’s fees and other professional fees), administrative orders or proceeding arising out of, relating to or resulting from (i) LESSOR’s use, occupancy, construction, repairs or other work or activity done in, on, under or about the LESSOR Premises; (ii) a breach of any provisions of this Lease by LESSOR, and (ii) the negligence or willful misconduct of LESSOR or any person within LESSOR’s control. The provisions of this Section 10.1.2 shall survive the expiration or earlier termination of this Lease. LESSOR’S liability to LESSEE under this Section 10.1.2 shall not exceed the sum of $500,000.00. This Section 10.1.2 shall not apply to actions, claims or damages (i) directly arising from or related to Hazardous Substances which shall be exclusively addressed within Article 18.

10.2         Promptly after receipt by any Person entitled to indemnification under this Section 10 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Lease except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

10.3         If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided, that: (a) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (b) the indemnitor shall obtain the prior approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim to the extent such settlement could reasonably be expected to have an adverse impact on the indemnitee.

10.4         Limitation of Liability. IN NO EVENT WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS, LOST REVENUES, OR LOST OPPORTUNITY COSTS EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES IN ADVANCE.

11.          FORCE MAJEURE.

11.1         If the performance of this Lease, or any obligation under this Lease,  is prevented, restricted or interfered with by a Force Majeure Event, the Party so affected, upon notice to the other Party, shall be excused from such performance to the extent and for the period of such prevention, restriction or interference. The Party so affected shall use commercially reasonable efforts to remove such causes of nonperformance. Notwithstanding the foregoing, nothing in this Section 11.1 shall excuse, interrupt or delay the obligation of LESSEE to pay Rent, or Minimum Additional Rent to LESSOR, except, in the event a Force Majeure event renders LESSOR unable to perform its obligations under the Lease or Terminal Services Agreement (as force majeure is defined in the Terminal Services Agreement) and the inability of LESSOR to perform, causes a material adverse effect upon the accessibility or operation of the Facility, LESSEE may suspend the payment of Rent and Minimum Additional Rent until LESSEE is able to restore performance under the Terminal Services Agreement.

11.2         Force Majeure means any event beyond the control and without fault or negligence of the party claiming inability to perform its obligations and which party is unable to prevent or provide against by the exercise of reasonable diligence, including but not limited to:  acts of God or public enemy; expropriation or condemnation of facilities; changes in applicable Law; war, civil disturbance, floods, unusually severe weather that could not reasonably have been anticipated; fires, explosions or other catastrophes; terrorist attacks, and strikes.

12.          INSURANCE. During the Term of this Lease, LESSEE shall insure the Leased Premises and the Facility and LESSOR shall insure its adjacent bulk liquid storage operations and LESSEE and LESSOR shall comply with the following insurance requirements:

12.1         LESSEE shall be responsible for taking out adequate insurance in connection with the design, construction, fitting-out and commissioning, construction, management and operation of the Facility for the duration of this Lease and/or any equipment located on the Leased Premises to cover all usual risks in accordance with good management practices, including third party liability, workers compensation and employers liability, loss, theft, fire, arson, flood, accident and damage and environmental liability insurance.

12.2         LESSOR shall be responsible for taking out adequate insurance in connection with the management and operation of its business and/or any equipment located on the LESSOR Premises to cover all usual risks in accordance with good management practices, including third party liability, workers compensation and employers liability, loss, theft, fire, arson, flood, accident and damage and environmental liability insurance.

12.3         LESSEE and LESSOR shall have in full force and effect and maintain at their own respective cost and expense the following insurance coverages during the Term and any Renewal Term:

12.3.1      Where applicable, Statutory Worker’s Compensation Insurance and Longshore and Harborworker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee, and Employer’s Liability Insurance with a minimum limit of not less than One Million Dollars ($1,000,000) per occurrence (or the policy limit required by applicable law, if such required limit is above One Million Dollars ($1,000,000));

12.3.2      Commercial General Liability Insurance provided on ISO occurrence form CG 00 01 10 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, and personal injury and advertising injury. Such coverage shall provide limits of liability of at least $5,000,000 each occurrence and $5,000,000 aggregate;

12.3.3      Environmental liability insurance (including clean-up costs and underground property damage hazards) for pollution events with limits of liability of at least $1,000,000 per occurrence;

12.3.4      Commercial Business Automotive Liability Insurance covering use of all owned, non-owned, leased and hired automobiles with a minimum combined single limit of not less than Five Million Dollars ($5,000,000) per occurrence for bodily injury and property damage liability (or, if higher, the policy limit required by law). Such coverage shall include an “MCS-90” endorsement; and

12.4         LESSEE shall have in full force and effect and maintain at its own cost and expense all-risk property insurance covering loss or damage to the Facility, other assets on the Leased Premises for the duration of this Lease, in an amount not less than the full replacement cost of assets on the Leased Premises.

12.5         LESSEE will provide to LESSOR a copy of each certificate of insurance evidencing each of its insurance coverages required under this Section 12. Upon the request of LESSEE, LESSOR will provide to LESSEE a copy of each certificate of insurance evidencing each of its insurance coverages required under this Section 12.

13.          TAXES. LESSEE shall bear and pay all taxes based upon or measured by its net income and all franchise taxes based upon its corporate existence or its corporate right to transact business. If any other taxes, charges, impositions or fees, howsoever denominated and howsoever measured, presently in existence or imposed at any time during the Term (including, but not limited to, any property, sales/use tax, ad valorem tax, value added tax, federal excise tax, pollutants tax, business tax, and/or license tax) are imposed on the Leased Premises and any improvements, equipment or structures on the Leased Premises, including the Facility, said taxes, charges, impositions and/or fees shall be paid directly by LESSEE (herein “Taxes”). If it is not possible to separately break out the property and other Taxes assessed against the Leased Premises, LESSOR shall pay them, as due, and LESSEE shall pay to LESSOR its allocable share of all such Taxes within twenty (20) days after notice from LESSOR of the amount due to LESSOR accompanied by a copy of the tax bill as well as an explanation of how LESSOR calculated LESSEE’s allocable share.

14.          COVENANTS AND WARRANTIES.

A.            BY LESSOR:

14.1         So long as LESSEE shall perform all of its obligations under this Lease, LESSOR covenants that LESSEE shall enjoy peaceful and quiet possession of the Leased Premises during the Term against any party claiming through LESSOR other than the State of Louisiana. LESSOR warrants that it has no actual knowledge of any pending or threatened expropriation proceedings.

14.2         LESSOR warrants that it has the full right to make this Lease and that it is the sole owner of the Leased Premises.

14.3         LESSOR covenants that in case it shall at any time hereafter alienate or encumber the Leased Premises or any part or portion thereof, such sale or encumbrance shall be made expressly subject and subordinate to the provisions of this Lease and to the rights of LESSEE hereunder, and in case of a transfer, the transferee shall take subject to and shall be bound by the obligations of LESSOR hereunder.

14.4         LESSOR covenants that utility corridors will at all times be available to LESSEE subject to the provisions of this Lease.

14.5         LESSOR covenants that the access road provided under this Lease will at all times be available to LESSEE subject to the provisions of this Lease.

14.6         LESSOR covenants that it will not take any action or fail to take any action which would impede or restrict the drainage of surface water from the Leased Premises into and through the drainage ditch that adjoins the east side of the Leased Premises.

14.7         LESSOR covenants that it shall comply with the provisions of this Lease and the Terminal Services Agreement.

B.            BY LESSEE:

14.8         LESSEE agrees to keep the Premises and the Facility in good condition and repair and shall clean and shall dispose of all waste material which may be generated by the Facility or otherwise accumulated.

14.9         LESSEE shall at its own cost and expense provide water, gas, electricity, wastewater treatment and telephone services and all other utilities to the Leased Premises and the Facility and shall pay the respective utility companies directly for the use thereof.

14.10       The Premises will not, as the result of any acts or omissions of LESSEE, be in violation of any Laws or of any Permits that would adversely impact the use and operation of LESSOR’s adjacent bulk liquid storage facility or the adjacent refinery and related facilities currently operated by Shell Chemical Company.

14.11       LESSEE covenants that it shall comply with the provisions of this Lease and the Terminal Services Agreement.

15.          GOVERNMENTAL TAKING.

15.1         The term “Governmental Taking” as used in this Article or elsewhere in this Lease shall mean the exercise of the powers of eminent domain, expropriation, or appropriation, expressed in writing, as well as the filing of any action or proceeding for such purposes, by any person, entity, body, agency or authority having jurisdiction over the Leased Premises, and the Governmental Taking shall be deemed to occur in point of time upon the actual physical taking of possession by such person, entity, body, agency or authority.

15.2         In the event the entirety of the Leased Premises is taken by a Governmental Taking as aforesaid, this Lease shall terminate and LESSEE shall be entitled to that portion of the takings proceeds attributable to the Facility and its leasehold interest.

15.3         In the event the Governmental Taking results in the reduction of the area of the Leased Premises, LESSEE, at its election, shall (i) terminate this Lease or (ii) shall elect to continue the Lease in force and effect as to the portion of the Leased Premises not so taken with the Rent, Additional Rent or Minimum Additional Rent to be equitably abated.

16.          ASSIGNMENT / SUBLEASE.

16.1         LESSEE shall not assign or sub-lease all or any of its rights under this Lease, by operation of law or otherwise (“Assignment”), without the prior written consent of LESSOR which such consent shall not be unreasonably withheld. Nothing in this Section 16.1 shall be construed to prohibit LESSEE from (i) placing a mortgage or other encumbrance upon LESSEE’S leasehold rights under this Lease in favor of any lender in order to secure project financing in connection with the construction and operation of the Facility or assigning this Lease or subletting part or all of the Leased Premises to another wholly-owned subsidiary of Renewable Energy Group, Inc., provided that LESSEE shall remain liable for the obligations of LESSEE under this Lease.

16.1.1      As to any Assignment requiring LESSOR’s consent it shall be reasonable for LESSOR to withhold its consent to a proposed assignment by LESSEE if LESSEE is unable to establish to LESSOR’S reasonable satisfaction that:  (i) the entity assuming this Lease would be able to fulfill LESSEE’S obligations under this Lease without degradation; and (ii) such entity has the financial resources and capitalization and is reasonable likely to have the financial resources and capitalization required to satisfy LESSEE’S financial, legal and operational obligations under this Lease throughout the Term or any Renewal Term.

16.2         LESSEE shall not undergo a change of “Control”, as hereinbelow defined, during the Term or Renewal Term of this Lease, without the prior written consent of LESSOR, which consent shall not be withheld provided that the financial condition of the entity or entities assuming Control of LESSEE is, to the reasonable satisfaction of LESSOR, equal to or better than the financial condition of the entity or entities then in Control of LESSEE. For purposes of this Section 16.2 “Control” shall mean the direct beneficial ownership of a voting interest of at least fifty percent (50%) or the right or power, directly or indirectly, to elect a majority of the board of directors, or the right or power to control  management.

17.          DEFAULTS AND REMEDIES.

17.1         Default by LESSEE. If any one or more of the following LESSEE events of default occurs, LESSOR may give written notice to LESSEE of the occurrence of such event of default and, in any case, after receipt of such notice, LESSEE shall cure the following defaults within the time periods set forth hereinbelow:

17.1.1      thirty (30) days to cure any failure to pay Rent, Additional Rent or Minimum Additional Rent when due;

17.1.2      thirty (30) days to cure any failure to pay other charges and expenses as provided in this Lease, including utilities, taxes and premiums;

17.1.3      thirty (30) days to cure any monetary default by LESSEE under the Terminal Services Agreement or any other agreements in place between LESSOR and LESSEE in connection with LESSEE’S ownership and operation of the Facility;

17.1.4      sixty (60) days to cure any non-monetary default by LESSEE under this Lease or the Terminal Services Agreement or any other agreements in place between LESSOR and LESSEE in connection with LESSEE’S ownership and operation of the Facility;

17.1.5      sixty (60) days to cure the insolvency or dissolution of LESSEE or the placing of LESSEE in voluntary bankruptcy or the institution of such involuntary proceedings against it, which are not or can no longer be timely contested;

17.1.6      sixty (60) days to cure a general assignment for the benefit of creditors by LESSEE; or

17.1.7      sixty (60) days to cure any order being made for the winding up of LESSEE or LESSEE taking any steps or proceedings to dissolve or liquidate its assets;

17.1.8      sixty (60) days to cure the failure to maintain insurance required herein;

17.1.9      sixty (60) days to cure the failure to maintain the Leased Premises in accordance with Article 9 hereof; or

17.1.10    sixty (60) days to cure LESSEE’S failure to perform any other obligation under this Lease.

17.1.11    LESSOR’S right to terminate this lease and demand payment of the Infrastructure Improvements pursuant to Section 4.6 hereof shall not be subject to any cure period.

17.2         LESSOR’s Remedies, Termination. Upon the failure of LESSEE to cure any default as provided in Section 17.1 above and in addition to any other remedies available to LESSOR under law, LESSOR may seek a judicial termination of this Lease. Upon termination of this Lease, the Infrastructure Improvements, as defined in Section 4.4 hereof, shall become the property of LESSOR without further consideration or payment by LESSOR. At LESSOR’s option, upon termination of this Lease the Facility and any other of LESSEE’S improvements in connection with this Lease located on the Leased Premises shall:  (1) become the property of LESSOR upon payment by LESSOR to LESSEE of an agreed upon sum for the assets comprising the Facility, or (2) be dismantled and removed by LESSEE at LESSEE’s cost, including all personal property and fixtures within 180 days following termination of this Lease. LESSEE shall be obligated to pay Rent, Additional Rent and/or Minimum Additional Rent following the termination of this Lease until such Facility, including all personal property of LESSEE, has been dismantled and removed and the Leased Premises shall have been restored to its condition prior to this Lease. Upon such termination, LESSOR may enter the Lease Premises and the Facility and remove all persons, personal property, fixtures and chattels therefrom and LESSOR shall not be liable for any damages thereon. At LESSOR’s election, LESSOR may sue one or more times for unpaid past due Rent, Additional Rent or Minimum Additional Rent.

17.3         LESSEE’S Remedies. LESSEE shall be entitled to suspend the payment of Rent and Minimum Additional Rent due under this Lease in the event of LESSOR’S breach of LESSOR’S covenants and warranties set forth in Section 14(A) herein but only in the event LESSOR’S breach has a material adverse effect on the accessibility or operation of the Facility. LESSEE may suspend the payment of Rent and Minimum Additional Rent until LESSOR has cured such breach or otherwise remedied such material adverse effect. In the event such breach cannot be cured or otherwise remedied after the period of 180 days have elapsed, LESSEE may terminate this Lease. Damages recoverable by LESSEE against LESSOR under any remedies of law available to LESSEE shall be limited to the amount of $500,000.00. LESSEE’S remedies in this Section 17.3 shall be LESSEE’S sole remedies in the event of a breach or default of this Lease by LESSOR.

18.          ENVIRONMENTAL MATTERS.

18.1         LESSOR and LESSEE intend that this paragraph 18 and its subparts shall allocate certain environmental liabilities between and among themselves arising out of the Leased Premises. Except where expressly provided to the contrary herein, the respective obligations of the Parties under this paragraph 18 shall survive the Effective Date and the expiration or any termination of this Lease (whether by operation of law or otherwise) for all matters described in this paragraph 18.

(a)           For purposes of this paragraph 18 only, the following specially defined terms shall have the following meanings:

1.             “Environmental Claim” means any claim, action, cause of action, investigation, demand, consent order or agreement, order, directive or written notice by or on behalf of any governmental authority or person, alleging liability or potential liability for fines or penalties, damages, expenses, losses, costs, investigatory costs, cleanup costs, abatement costs, remediation costs, removal costs, monitoring costs, response costs, and any related costs and expenses, reasonably incurred, natural resource damages, property damage, personal injury (including death) and/or seeking to compel any assessment, investigation, response, clean up, abatement, remediation, removal (as part of a remediation or abatement action), or monitoring, (whether any claims or causes of action relating thereto be asserted in common law, civil law or under statute and regardless of form including strict liability and negligence) arising out of, based on or resulting from: (i) the Release or threatened Release of a Hazardous Substance at, on, under or from the Leased Premises, including but not limited to claims arising out of the shipment or disposal of such Hazardous Substance off-site or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

2.             “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) Including without limitation, laws and regulations relating to emissions, discharges, Releases of Hazardous Substances or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. Environmental Laws include, but are not limited to: the Clean Water

Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. Section 1851 et seq.; the Clean Air Act (“CAA”), 42 U.S.C. Section 7401 et seq; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. Section 1801, et seq.; the Comprehensive Environmental Response, Compensation And Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq.; the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 00-499, 100 Stat. 1613; the Emergency Planning and Community Right to Know Act (“EPCRKA”), 42 U.S.C. Section 11001 et seq.; the Resource Conservation And Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; and the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. Section 655 and Section 657; Louisiana’s Risk Evaluation/Corrective Action Program (“RECAP”), LAC Title 33, Part I, Chapter 13, as administered by the Louisiana Department of Environmental Quality or a program replacing RECAP together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof and any permits issued thereunder.

3.             “Hazardous Substance” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to any Environmental Law as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, or “contaminant”; (ii) petroleum, gasoline, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and all compounds and mixtures thereof and products related thereto; (iii) asbestos and any asbestos containing material; (iv) urea formaldehyde foam insulation; and (v) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls (PCBs).

4.             “Release” means any actual or threatened spill, presence, emission, discharge, dispersal, release, leak, seepage, escape, spread, infiltration, deposit, disposal, injection, leaching, or migration into the environment.

18.2         LESSEE’s Covenants. LESSEE covenants and agrees as follows:

(a)           LESSEE shall be solely responsible for reporting to the appropriate governmental authorities any Release of a Hazardous Substance on, at, under or from the Leased Premises that occurs on or after the Effective Date and during the existence of this Lease.

(b)           Except for air emissions pursuant to a duly issued and validly held permit for such purpose and waste and storm water discharges pursuant to a duly issued and validly held permit for such purpose, LESSEE shall report to LESSOR any Release of a Hazardous Substance on, at, under or from the Leased Premises, regardless of quantity, that occurs after the Effective Date and during the existence of this Lease, LESSEE shall give notification to LESSOR immediately after such Release, but in no event later than twenty-four (24) hours after the discovery of a Release.

(c)           LESSEE shall be responsible, at its sole cost and expense, for taking action using the standard of care exercised by diligent and prudent environmental professionals using sound environmental judgment and practices, except if otherwise controlled by Louisiana’s Risk Evaluation/Corrective Action Program (“RECAP”), LAC Title 33, Part I, Chapter 13, as administered by the Louisiana Department of Environmental Quality (“LDEQ”) or a program replacing, superceding or preempting RECAP to assess, contain, remove and remediate any Release of a Hazardous Substance on, at, under or from the Leased Premises, regardless of quantity, that occurs after the Effective Date, and during the existence of this Lease. It is provided, however, that if a governmental authority other than LDEQ assumes responsibility as the lead agency for the assessment, containment, removal and remediation of any such Release described in this subparagraph18(c), then instead of taking action in accordance with RECAP, LESSEE shall take action in accordance with requirements imposed by such lead agency.

(d)           LESSEE hereby acknowledges that LESSOR shall have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection or such inspections of the Leased Premises, at any time, to determine whether LESSEE is complying with its obligations under this Lease and this Section 18.

(e)           If LESSEE fails to provide notification to LESSOR of a Release of a Hazardous Substance as required hereunder, or if LESSEE fails to promptly take action as required hereunder to remediate a Release, then LESSOR shall have the right in its sole and absolute discretion, but not the obligation to: (i) enter the Leased Premises and undertake any such action as LESSOR shall deem necessary and desirable to remediate such Release; or (ii) give LESSEE written notice of such violation or failure and demand that LESSEE cure or correct such violation or failure, within forty (40) days after LESSOR gives such written notice. LESSOR shall then have, at any time after such forty (40) day period that such violation or failure remains uncured, the right (but not the obligation) to enter the Leased Premises to take such action as LESSOR may deem necessary and desirable to remediate such Release. Upon LESSOR’s demand, LESSEE shall, within forty (40) days, reimburse LESSOR for the full amount of any costs and expenses incurred by LESSOR in undertaking such action. In no event shall LESSEE raise or plead as a defense to a claim for reimbursement of costs and expenses incurred by LESSOR hereunder in undertaking such actions, that LESSOR acted as a volunteer, and any such defense of “volunteer” is hereby waived by LESSEE.

18.3         LESSOR’s Indemnification. Except as otherwise expressly provided to the contrary LESSOR shall defend, indemnify and hold harmless

LESSEE, LESSEE’s past, present and future officers, directors, shareholders, principals, parents, subsidiaries, Affiliates (their respective employees, officers, directors, shareholders, partners, members, principals, parents and subsidiaries), representatives, predecessors, successors, employees, agents, attorneys or assigns, from and against: (i) any and all Environmental Claims regardless of whether such claims are seeking injunctive, monetary or any other relief arising from Release(s) of Hazardous Substance(s) that occurred prior to the Effective Date of the Lease regardless of when manifested, and (ii) any and all Environmental Claims regardless of whether such claims are seeking injunctive, monetary or any other relief arising from Release(s) of Hazardous Substance(s) at, on or under the LESSOR Premises that occurs at any time, regardless of when manifested. Environmental Claims shall not include, and LESSOR shall not be required to defend, indemnify and hold harmless LESSEE for consequential, special, exemplary or punitive damages including, but not limited to, loss of profit, business interruption, and diminution in value. Notwithstanding any provision of this Lease to the contrary, no provision contained in this Lease which limits LESSEE’s remedies shall apply to this Section 18.3.

18.4         LESSEE’s Indemnification. Except as otherwise provided to the contrary, LESSEE shall defend, indemnify and hold harmless LESSOR, LESSOR’s past, present and future officers, directors, shareholders, principals, parents, subsidiaries, Affiliates (their respective employees, officers, directors, shareholders, partners, members, principals, parents and subsidiaries), representatives, predecessors, successors, employees, agents, attorneys or assigns from and against any and all Environmental Claims regardless of whether such claims are seeking injunctive, monetary or any other relief arising from Release(s) of a Hazardous Substance(s) at, on or under the Leased Premises that occurs on and after the Effective Date and during the existence of this Lease, regardless of when manifested. Environmental Claims shall not include, and

LESSEE shall not be required to defend, indemnify and hold harmless LESSOR for consequential, special, exemplary or punitive damages including, but not limited to, loss of profit, business interruption, and diminution in value.

18.5         Limitation of Liability. IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LIABILITIES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, OR LOST OPPORTUNITY COSTS, AND FURTHER INCLUDING, WITHOUT LIMITATION, FOR LOSS OF TENANTS, LENDERS, INVESTORS OR BUYERS OR DIMINISHMENT IN VALUE.

18.6         Neither Party shall be deemed to have permitted, caused, contributed to or acquiesced in any such Release or any other matter covered by the provisions of this paragraph 18 solely because a Party had notice, disclosure or knowledge thereof, whether at Closing or at any other time.

18.7         Neither Party shall be responsible to or indemnify the other Party, in respect of such Party’s having damaged or harmed or injured natural resources, including without limitation any remediation and cost recovery in regards thereto.

18.8         The parties covenant and agree that the provisions of Section 10.2 and 10.3 shall control the process for any claim for indemnification by either Party.

18.9         Suitability of Leased Premises. LESSOR makes no warranty that the Leased Premises are suitable for LESSEE’s purposes.

18.10       Mutual Cooperation. LESSEE and LESSOR shall cooperate with each other to assist in the defense of any claim made against one or both of the Parties to this Lease which relates to Environmental Contamination not caused by the Parties, including pursuing any third parties.

19.          LESSEE FINANCING. LESSEE shall have the right, at any time and from time to time, in addition to any other rights herein granted and without any requirement to obtain LESSOR’s consent, to encumber any or all of the improvements and LESSEE’s leasehold interest hereunder. LESSOR acknowledges that so long as any leasehold mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the leasehold lender to LESSOR, the following provisions shall apply in respect of such leasehold lender notwithstanding any other provisions of this Lease to the contrary:

19.1         There shall be no voluntary cancellation, termination, surrender, acceptance of surrender, material amendment or modification of this Lease by joint action of LESSOR and LESSEE, nor shall LESSOR recognize any such action by LESSEE alone, without in each case the prior consent in writing of any leasehold lender. Nor shall any merger result from the acquisition by, or devolution upon, any person or entity of both the fee estate in the Leased Premises and the leasehold estate created by this Lease. Any attempted voluntary cancellation, termination, surrender, amendment, modification or merger of this Lease without the prior written consent of all leasehold lenders shall be of no force or effect. Notwithstanding the foregoing, nothing in this Section 19.1 shall prohibit, stay or delay LESSOR’S rights under this Lease in the event of default by LESSEE.

19.2         Each leasehold lender shall be given notice of any arbitration or action, suit or other proceeding or dispute between the parties and shall have the right to intervene therein and be made a party thereto if LESSEE fails to do so. In any event, each leasehold lender shall receive notice, and a copy, of any award, decision or judgment rendered in such arbitration, action, suit or other proceeding.

19.3         If there is a condemnation or taking by eminent domain in respect of the Premises, any award or payment which are to be paid to LESSEE shall be paid instead to the leasehold lenders in accordance with the priority of their liens. If a condemnation or taking by eminent domain results in a termination of this Lease, LESSEE’s portion of the award or payment shall be paid to the leasehold lenders in accordance with the priority of their liens and the provisions of their respective leasehold mortgages.

19.4         No payment made to LESSOR by any leasehold lender shall constitute agreement that such payment was, in fact, due under the terms of this Lease; and the leasehold lender having made any payment or portion thereof to LESSOR pursuant to LESSOR’s wrongful, improper or mistaken notice or demand shall be entitled to the return of any such payment or portion thereof provided it shall have made demand therefor not later than one (1) year after the date of its payment.

19.5         In connection with the rights of a leasehold lender to cure LESSEE’s defaults under this Lease and to protect its security, LESSOR and LESSEE hereby expressly grant to each leasehold lender, and agree that each leasehold lender shall have, the absolute and immediate right to enter in and upon the Leased Premises or any part thereof to such extent and as often as the leasehold lender, in its sole discretion, deems necessary or desirable in order to prevent or to cure any such default by LESSEE, without any obligation to do so. Nothing in this Section 19 shall give such lender any greater rights than that of LESSEE under this Lease.

19.6         In the event any right granted to a leasehold lender under this Section shall by its nature only be exercisable by one leasehold lender and more than one leasehold lender desires to exercise such right, then in that event only the leasehold lender holding the most senior leasehold mortgage among the leasehold lenders desiring to exercise such right, shall be entitled to do so.

19.7         In the event a leasehold lender or its designee (by foreclosure, conveyance in lieu of foreclosure or otherwise), or the purchaser at a foreclosure sale or the assignee or designee of such purchaser, acquires LESSEE’s interest in this Lease, the leasehold lender or its designee shall not be bound by any modification or amendment to this Lease occurring after the granting of such leasehold mortgage unless approved by the leasehold lender in writing.

19.8         In the event a leasehold lender or its designee (by foreclosure, conveyance in lieu of foreclosure or otherwise), or the purchaser at a foreclosure sale or the assignee or designee of such purchaser, acquires LESSEE’s interest herein, such party shall thereupon become LESSEE under this Lease and hereby agrees to perform each and all of LESSEE’s obligations and covenants hereunder; provided, however, that any defaults by LESSEE under this Lease which do not involve the payment of money and which cannot be satisfied or cured by such party shall be deemed waived, except that such purchaser may not use the Leased Premises for any purpose other than as set forth in Section 4 herein.

19.9         Nothing in this Section 19 shall be deemed or construed to create or impose any obligation, covenant or liability, whatsoever, upon a leasehold lender: (a) for the payment of any Rent, Additional Rent, Minimum Additional Rent or any additional monetary sums due under this Lease; (b) for the performance of any of LESSEE’s covenants and agreements hereunder; or (c) to cure any default by the LESSEE under this Lease, and neither LESSEE nor LESSOR shall have any claims against a leasehold lender for its failure to make any payment or take any action which it is entitled to take under this Section 19 until such time as such leasehold lender assumes possession of the Leased Premises or acquires the LESSEE’s interest in the Lease, and then only for as long as it remains in possession or the owner of the leasehold estate created thereby. Nothing in this Section 19 shall be construed to stay, hinder or delay LESSOR’S rights and remedies in the event of LESSEE’S default under this Lease.

19.10       The liability of any leasehold lender, its successors and assigns, shall be limited in all respects to its interest in this Lease and the leasehold estate created hereby and such leasehold lender shall have no personal liability hereunder and no judgment or decree shall be enforceable beyond the interest of such leasehold lender in the leasehold estate created under this Lease or shall be sought or entered in any action or proceeding brought in connection with this Lease.

19.11       Notwithstanding anything to the contrary contained in this Lease, if a leasehold lender or its designee shall acquire title to LESSEE’s interest in this Lease, by foreclosure of its leasehold mortgage thereon or by assignment in lieu of foreclosure, such leasehold lender or designee may freely assign this Lease and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in this Lease contained on LESSEE’s part to be performed and observed from and after the date of such assignment, provided that the assignee shall have satisfied any monetary claims of LESSOR against LESSEE accruing prior to such assignment and shall have assumed the obligations of LESSEE under this Lease that accrue from and after the date of such assumption.

19.12       LESSEE and LESSOR agree that the provisions of this Section 19 are for the benefit of and shall be enforceable by each leasehold lender and its respective successors and assigns who comply with the provisions of this Section 19, provided, however, any leasehold lender will be entitled to the benefit of this Section 19 only if it provides LESSOR with written notice of the execution and recording of its mortgage (including recording data) and its name and address where notices may be provided to it in accordance with the Notices Section of this Lease. Notice by LESSOR under this Section 19 shall be deemed as properly given notwithstanding any assignment or other transfer of such mortgage by any leasehold lender.

20.          NON-WAIVER. Failure of LESSOR to declare immediately upon occurrence of a default or delay in taking any action in connection therewith shall not waive such default, but LESSOR shall have the right to declare a default at any time; no waiver of any default shall alter LESSEE’s obligations under the Lease with respect to any other existing or subsequent default. No delay or omission by either Party to exercise any right or power it has under this Lease will impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant.

21.          ATTORNEY’S FEES AND EXPENSES. In the event it becomes necessary for either Party to employ an attorney to enforce compliance with any of the covenants and agreements herein contained, the non-prevailing Party will be liable for reasonable attorney’s fees, costs and expenses incurred by the prevailing Party.

22.          SURRENDER.

22.1         LESSEE shall on the last day of the Term, a Renewal Term or upon any sooner expiration or earlier termination of this Lease, well and truly surrender and deliver up the Leased Premises to the possession and use of LESSOR without fraud or delay and in good order and condition, free and clear of all lettings and occupancies, and free and clear of all liens and encumbrances other than those, if any, presently existing or created or suffered by LESSOR and restored to the condition on the Effective Date of this Lease. LESSEE shall in any event have the right to dismantle and remove the Facility and its other improvements (except for Infrastructure Improvements which shall become the property of LESSOR) unless LESSEE agrees to sell the same to LESSOR for an agreed upon sum, in which event LESSEE shall  take such action as is necessary or required to transfer to LESSOR title and ownership to the Facility and LESSEE’S assets and improvements upon payment by LESSOR to LESSEE of the agreed upon sum.

22.2         LESSOR shall not be responsible for any loss or damage occurring to any property owned by LESSEE in connection with any abandonment or failure to remove such property as provided herein.

22.3         As requested by LESSOR, LESSEE shall sign and deliver to LESSOR all reasonable documents and bill of sales to confirm and vest all right, title and interest in and to all such abandoned property.

22.4         The provisions of this Section 22 shall survive any termination of this Lease.

23.          MISCELLANEOUS.

23.1         Entirety of Understanding in Written Lease. Except as expressly provided for herein, this Lease, and each of its Schedules, and the Terminal Services Agreement constitute the entire agreement between the Parties with respect to its subject matter and there are no other representations, understandings, or agreements between the Parties relative to such subject matter. No amendment to, or change, waiver, or discharge of, any provision of this Lease will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver, or discharge is sought to be enforced.

23.2         Benefits of Parties. All of the provisions hereof shall be binding upon and shall inure to the benefit of LESSOR and LESSEE, their heirs, executors, administrators, successors, and assigns (as the case may be), subject to the limitations on assignment and change of control as set forth in Articles 16.1 and 16.2 of this Lease.

23.3         Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Louisiana.

23.4         Notices. All notices, requests, demands, and determinations under this Lease (other than routine operational communications), shall be in writing and shall be deemed duly given (a) when delivered by hand; (b) one (1) business day after being given to an express courier with a reliable system for tracking delivery; (c) when sent by confirmed facsimile with a copy sent by another means specified in this Section 23.4; or (d) four (4) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

LESSOR:	International-Matex Tank Terminals
321 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: Chief Operating Officer
Telecopier: 504-525-9537

Copy:	Coleman, Johnson, Artigues & Jurisich, L.L.C.
321 St. Charles Avenue
New Orleans, Louisiana
Attention: Senior Partner
Telecopier: 504-525-9464

LESSEE:	REG DESTREHAN, LLC
406 1st Street
Ralston, IA 51459
ATTN: Chief Operating Officer
Telecopier: 712

Copy:	John A. Gerken
Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C
115 E. Lincolnway, Ste 200
Jefferson, IA 50129
Telecopier: 515-386-8531

A Party may from time to time change its address or designee for notification purposes by giving the other Party prior notice of the new address or designee and the date upon which it will become effective.

23.5         Severability. In the event that any article, subsection, paragraph, sentence or clause of this Lease is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Lease.

23.6         No Partnership. Nothing contained herein shall be deemed by any Party or third person or entity to create any principal and agent, partners, joint ventures, or associates relationships between the LESSOR and the LESSEE.

23.7         Short Form Lease/Recordation. The Parties will at any time, at the request of either Party, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a short form of this Lease, setting a description of the Leased Premises, the Term and any other provisions thereof, excepting the rental, as either Party may request.

23.8         Access to Premises. In addition to any rights under any agreements from time to time between the LESSOR and the LESSEE, the LESSOR shall have the right, at all reasonable times during the Term and any Renewal Term, to enter upon the Leased Premises to conduct such appropriate inspections or tests for the purpose of determining the Lessee’s compliance with the terms, conditions, and provisions of this Lease, provided, however, LESSOR shall at all times comply with LESSEE’s safety and security procedures and policies while on the Leased Premises.

23.9         Captions. All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Lease.

23.10       Counterparts. This Lease may be signed in one or more counterparts, each of which shall be an original and all of which, taken together, shall constitute one instrument.

23.11       This Lease was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Lease shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party of or the other as a result of the preparation, submittal or other event of negotiation or drafting.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, International-Matex Tank Terminals has executed this instrument on the 8th day of June, 2007, but effective as of the Effective Date.

WITNESSES:	INTERNATIONAL-MATEX TANK
TERMINALS

/s/ JAMES E. MILES, III	By:	/s/ RICHARD D. COURTNEY
James E. Miles
RICHARD D. COURTNEY
Title: CHIEF OPERATING OFFICER

/s/ KATHLEEN L. MAGRUM
Kathleen L. Magrum

IN WITNESS WHEREOF, REG DESTREHAN, LLC has executed this instrument on the 8th day of June, 2007, but effective as of the Effective Date.

WITNESSES:	REG DESTREHAN, LLC

/s/ ROBERT A. SCHWARZKOPF	By: RENEWABLE ENERGY GROUP, INC.
Its Sole Member

	By:	/s/ NILE RAMSBOTTOM
NILE RAMSBOTTOM
PRESIDENT
/s/ JOHN A. GERKEN